The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
File No. 333-130117

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 5, 2005)

                     Shares

General Electric Company

Common Stock

General Electric Company is offering             shares of its common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “GE.” On October 1, 2008, the last reported sale price of the common stock on the New York Stock Exchange was $24.50 per share.

See “Risk Factors” on page S-3 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to General Electric	$	$

To the extent that the underwriters sell more than             shares of common stock, the underwriters have the option to purchase up to an additional             shares from General Electric at the initial public offering price less the underwriting discount.

Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on October     , 2008.

Bookrunning Lead Managers

Banc of America Securities LLC
Citi
Deutsche Bank Securities
Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley

Lead Managers

Barclays Capital	Credit Suisse	UBS Investment Bank

Prospectus Supplement dated October     , 2008.

Prospectus supplement

About this Prospectus Supplement	S-ii
Where You Can Find More Information	S-iii
Forward-Looking Statements	S-iv
The Company	S-1
Risk Factors	S-3
Use of Proceeds	S-8
Common Stock Price Range and Dividends	S-9
Material United States Federal Income and Estate Tax Considerations for Non-United States Holders	S-10
Underwriting	S-14
Legal Matters	S-18
Experts	S-18

Prospectus
About This Prospectus	3
Where You Can Find More Information	3
The Company	5
Ratio of Earnings to Fixed Charges	6
Use of Proceeds	6
General Description of Securities That We May Sell	7
Description of Debt Securities	8
Description of Common Stock	21
Description of Warrants	22
Description of Guarantees	23
ERISA Matters	24
Plan of Distribution	25
Legal Matters	26
Experts	26

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the prospectus. The second part is the accompanying prospectus dated December 5, 2005, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of our common stock and gives more general information, some of which does not apply to this offering.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any written communication from us or the underwriters specifying the final terms of the offering of the common stock. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information.”

References in this prospectus supplement to General Electric, GE, we, us and our are to General Electric Company, unless otherwise noted.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2008; and

•

Current Reports on Form 8-K filed on January 18 (with respect to Item 8.01 only), February 1, March 12, April 7 (excluding the exhibits thereto), April 30, May 30 (excluding the exhibits thereto), July 23, July 25, August 6 (excluding the exhibits thereto), September 5, September 25 (with respect to Item 8.01 only) and October 1, 2008.

We are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

You may obtain a copy of any or all of the documents referred to above which have been or will be incorporated by reference into this prospectus supplement and accompanying prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address or telephone number:

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

Attn: Investor Communications

(203) 373-2474

S-iii

FORWARD-LOOKING STATEMENTS

Certain of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets, including fluctuations in interest and exchange rates, commodity and equity prices and the value of financial assets; continued volatility and further deterioration of the capital markets; the commercial and consumer credit environment; the impact of regulation and regulatory, investigative and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation, media, real estate and healthcare industries; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature, including the items identified under “Risk Factors” in this prospectus supplement and the documents incorporated by reference. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

S-iv

THE COMPANY

We are one of the largest and most diversified technology, media, and financial services corporations in the world. With products and services ranging from aircraft engines, power generation, water processing, and security technology to medical imaging, business and consumer financing, media content and industrial products, we serve customers in more than 100 countries and employ more than 300,000 people worldwide. Since our incorporation in 1892, we have developed or acquired new technologies and services that have broadened considerably the scope of our activities.

In virtually all of our global business activities, we encounter aggressive and able competition. In many instances, the competitive climate is characterized by changing technology that requires continuing research and development, as well as customer commitments. With respect to manufacturing operations, we believe that, in general, we are one of the leading firms in most of the major industries in which we participate. The NBC Television Network is one of four major U.S. commercial broadcast television networks. We also compete in syndicated broadcast television programming, cable/satellite television programming activities and in the motion picture industry. The businesses in which our subsidiary, General Electric Capital Services, Inc., engages are subject to competition from various types of financial institutions, including commercial banks, thrifts, investment banks, broker-dealers, credit unions, leasing companies, consumer loan companies, independent finance companies and finance companies associated with manufacturers.

Investment by Berkshire Hathaway Inc.

We have agreed to issue and sell, and Berkshire Hathaway Inc. has agreed to purchase from us, (i) shares of 10% cumulative perpetual preferred stock having an aggregate liquidation value of $3.0 billion, and (ii) a warrant to purchase 134.8 million shares of our voting common stock for an aggregate purchase price of approximately $3.0 billion in cash. The preferred stock will be redeemable at our option after three years, in whole or in part, at a price of 110% of liquidation value. The warrant will be exercisable at the holder’s option at any time and from time to time, in whole or in part, for five years at an exercise price of $22.25 per share of our common stock. We refer to the issuance and sale of these securities to Berkshire Hathaway Inc. as the “Berkshire Investment.”

Other Recent Developments

On September 25, 2008, we revised our guidance for third quarter and full year 2008, reflecting the unprecedented weakness and unpredictability in the financial services markets. Although our industrial businesses (other than the Consumer & Industrial business) remain strong, we anticipate that the difficult conditions in the financial markets are not likely to improve in the near future. Consequently, as we discussed in our communications on September 25, we expect that our consolidated earnings will be lower, and the earnings of our financial services business, GE Capital Corporation (“GE Capital”), will be substantially lower, for third quarter and full year 2008 compared to third quarter and full year 2007.

As announced on September 25, our Board of Directors has approved management’s plan to maintain our quarterly dividend of $0.31 per share, totaling $1.24 per share annually, through the end of 2009. We also reaffirmed our longstanding commitment to our Triple-A credit rating and announced steps to strengthen our capital and liquidity position, including:

•	Increasing capital in GE Capital to reduce leverage ratios through a reduction in the GE Capital dividend to us from 40% to 10% of GE Capital earnings and by suspending our common stock buyback.

•	Having already completed $70 billion in long-term funding year-to-date, GE Capital will not have to raise any additional long-term debt for the remainder of 2008.

•	Reducing GE Capital’s commercial paper debt to a level of 10 to 15% of GE Capital’s total debt.

•	Accelerating the attainment of our goal of a 60-40 industrial-financial services earnings split to the end of 2009.

Following our announcement, Standard & Poor’s Ratings Services affirmed our and GE Capital’s “AAA” long-term and “A-1+” short-term corporate credit ratings with a stable outlook and Moody’s Investor Services commented that our revised operational and financial strategies for GE Capital “are supportive of” our and GE Capital’s “Aaa” long-term and “Prime-1” short-term ratings with a stable outlook.

On October 1, 2008, we stated that industrial segment earnings growth for the third quarter of 2008 is expected to be between 10 and 15 percent, excluding our Consumer & Industrial business (“C&I”). Including C&I, we expected industrial segment earnings growth for the third quarter to be between 4 and 8 percent, which is reflected in our previously disclosed earnings per share guidance. We believe providing guidance for the industrial segment excluding C&I is useful to investors because, as previously announced, we are considering strategic options for C&I.

In light of continuing volatility and developments in the financial markets since September 25, including uncertainty as to if, when and in what form the U.S. government’s proposed Emergency Economic Stabilization Act of 2008 (the “EESA”) will be enacted, we are seeking through this offering to accelerate our plan to enhance our capital base and liquidity position. The net proceeds of the offering and the Berkshire Investment will give us additional flexibility in the event of further deterioration in the commercial paper and other credit markets. See “Risk Factors” and “Use of Proceeds” in this prospectus supplement.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the following discussion of risks and the other information contained in this prospectus supplement and the accompanying prospectus including the documents incorporated by reference before deciding whether an investment in our common stock is suitable for you.

Risks Relating to the Financial Services Industry and Financial Markets

The U.S. government’s proposed plan to purchase large amounts of illiquid, mortgage-backed and other securities from financial institutions may not be enacted and, even if enacted, there can be no assurance as to the impact of this plan on the financial markets.

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, President Bush and leaders in the U.S. Congress agreed on September 28, 2008 on the terms of a legislative proposal for the EESA. Pursuant to the EESA, the U.S. Treasury would have the authority to, among other things, purchase up to $700 billion of mortgage-backed and other securities from financial institutions for the purpose of stabilizing the financial markets. The proposed legislation was rejected by the U.S. House of Representatives on September 29, 2008, and that rejection led to the largest point drop of the Dow Jones Industrial Average in its history. The U.S. Senate approved an amended version of the EESA on October 1, 2008. It has been reported that the U.S. House of Representatives is expected to reconsider the legislation on October 3, 2008. It is not clear whether the U.S. House of Representatives will approve the EESA and, even if it does, when it will do so and what version of the legislation it will approve. It is also not clear whether the President will endorse any version of the legislation that Congress may adopt. Accordingly, there can be no assurance as to when, if or in what form the proposed legislation will be approved by the U.S. Congress and signed into law by the President. Even if adopted, there can be no assurance what impact the EESA will have on the financial markets, including the extreme levels of volatility currently being experienced. Although we do not currently intend to sell securities to the U.S. Treasury pursuant to the EESA, the failure of the U.S. government to adopt the EESA or a similar program could have a material adverse effect on the financial markets, which in turn could materially and adversely affect our business, financial condition and results of operations, or the trading price of our common stock.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing extreme volatility and disruption for more than 12 months. In recent weeks, the volatility and disruption have reached unprecedented levels. In some cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers. A large portion of GE Capital’s borrowings have been issued in the commercial paper markets and, although GE Capital has continued to issue commercial paper, there can be no assurance that such markets will continue to be a reliable source of short-term financing for GE Capital. If current levels of market disruption and volatility continue or worsen, or if we cannot lower our asset levels as planned, we would seek to repay commercial paper as it becomes due or to meet our other liquidity needs using the net proceeds of this offering and the Berkshire Investment, by drawing upon contractually committed lending agreements primarily provided by global banks and/or by seeking other funding sources. However, under such extreme market conditions, there can be no assurance such agreements and other funding sources would be available or sufficient.

Difficult conditions in the financial services markets have materially and adversely affected the business and results of operations of GE Capital and we do not expect these conditions to improve in the near future.

Dramatic declines in the housing market during the prior year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers including other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally.

On September 25, 2008, we revised our guidance for the third quarter and full year 2008, reflecting the unprecedented weakness and unpredictability in the financial services markets. Although our industrial businesses (other than the Consumer & Industrial business) remain strong, we anticipate that the difficult conditions in the financial markets are not likely to improve in the near future. GE Capital’s third quarter and full year 2008 earnings have been adversely affected by, among other things, higher loss provisions related to some of its lending assets, lower gains on the sale of financial assets and a decrease in the size of its asset base. As a result, we expect that our consolidated earnings will be lower, and GE Capital’s earnings will be substantially lower, for third quarter and full year 2008 compared to third quarter and full year 2007.

The soundness of other financial institutions could adversely affect GE Capital.

GE Capital has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks and other institutional clients. Many of these transactions expose GE Capital to credit risk in the event of default of its counterparty or client. In addition, GE Capital’s credit risk may be exacerbated when the collateral held by it cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to it. GE Capital also has exposure to these financial institutions in the form of equity investments and unsecured debt instruments. There can be no assurance that any such losses or impairments to the carrying value of its financial assets would not materially and adversely affect GE Capital’s business and results of operations.

The real estate markets are highly uncertain.

We provide financing for the acquisition, refinancing and renovation of various types of properties. We also consider opportunities to buy and sell properties, which may result in significant outlays or proceeds of cash, either individually or in the aggregate. The profitability of real estate investments is largely dependent upon the specific geographic market in which they are located and the perceived value of that market at the time of sale. We may have difficulty optimizing that mix and such activity may vary significantly from one year to the next. Under current market and credit conditions, there can be no assurance as to the level of sales we will complete or the net sales proceeds we will realize. In addition, our funding transactions expose GE Capital to credit risk in the event of default.

In addition, we are a residential mortgage lender in certain geographic markets that have been and may continue to be adversely affected by declines in real estate values and home sale volumes, job losses and other factors that may negatively impact the credit performance of our mortgage loans. Our allowance for loan losses on these mortgage loans is based on our analysis of current and historical delinquency and loan performance, as well as other management assumptions that may be inaccurate predictions of credit performance in this environment.

Failure to maintain our “Triple-A” credit ratings could adversely affect our cost of funds and related margins, liquidity, competitive position and access to capital markets.

The major debt agencies routinely evaluate our debt and have given their highest credit ratings to us. This evaluation is based on a number of factors, which include financial strength as well as transparency with rating agencies and timeliness of financial reporting. On September 25, 2008, we reaffirmed our longstanding commitment to maintaining our “Triple A” ratings and announced that we are taking certain steps to strengthen our capital and liquidity position, including reducing the level of dividends we receive from GE Capital from 40% to 10% of GE Capital’s earnings, suspending the repurchase of our common stock, reducing GE Capital’s commercial paper debt to a level of 10 to 15% of GE Capital’s total debt and reducing the size of our financial services business so that it contributes only approximately 40% of our total earnings by the end of 2009. We also announced that GE Capital’s long-term funding plan for 2008 has been completed. Following our announcement, Standard & Poor’s Ratings Services affirmed our and GE Capital’s “AAA” long-term and “A-1+” short-term corporate credit ratings with a stable outlook and Moody’s Investor Services commented that our revised operational and financial strategies for GE Capital “are supportive of” our and GE Capital’s “Aaa” long-term and “Prime-1” short-term ratings with a stable outlook. In light of the difficulties in the financial services industry and the difficult financial markets, however, there can be no assurance that we will successfully complete these steps or, in the event of further deterioration in the financial markets, that completion of these steps and any others we might take in response, will be sufficient to allow us to maintain our “Triple A” ratings. Failure to do so could adversely affect our cost of funds and related margins, liquidity, competitive position and access to capital markets.

Other Business Risks

Our global growth is subject to a number of economic and political risks.

We conduct our operations in virtually every part of the world. Global economic developments affect businesses such as ours in many ways. For example, although infrastructure orders remain strong, the current tightening of credit in the financial markets may make it more difficult for customers to obtain financing for large projects and, depending on the degree to which this occurs, there may be a material decrease in orders for our infrastructure projects. Operations are also subject to the effects of global competition. Our global business is affected by local economic environments, including inflation, recession and currency volatility. Political changes, some of which may be disruptive, can interfere with our supply chain, our customers and all of our activities in a particular location. While some of these risks can be hedged using derivatives or other financial instruments and some are insurable, such attempts to mitigate these risks are costly and not always successful, and our ability to engage in such mitigation has decreased or become even more costly as a result of recent market developments.

The success of our business depends on achieving our objectives for strategic acquisitions and dispositions.

With respect to acquisitions and mergers, we may not be able to identify suitable candidates at terms acceptable to us, or may not achieve expected returns and other benefits as a result of integration challenges, such as personnel and technology. We will continue to evaluate the potential disposition of assets and businesses that may no longer help us meet our objectives. When we decide to sell assets or a business, we may encounter difficulty in finding buyers or alternative exit strategies on acceptable terms in a timely manner, which could delay the accomplishment of our strategic objectives, or we may dispose of a business at a price or on terms that are less than we had anticipated. These difficulties have been exacerbated in the current credit environment because buyers have difficulty obtaining the necessary financing. In addition, there is a risk that we may sell a business whose subsequent performance exceeds our expectations, in which case our decision would have potentially sacrificed enterprise value. We also may be too optimistic about a particular business’s prospects, in which case we may be unable to find a buyer at a price acceptable to us and therefore may have potentially sacrificed enterprise value.

We are subject to a wide variety of laws and regulations and we are subject to regulatory, investigative and legal actions.

Our businesses are subject to regulation by U.S. federal and state laws and foreign laws, regulations and policies. Changes to laws or regulations may require us to modify our business objectives or affect our returns on investment if existing practices become more restricted, subject to escalating costs or prohibited outright.

Particular risks include regulatory risks arising from local laws, such as laws that reduce the allowable lending rate or limit consumer borrowing, from local liquidity regulations that may increase the risks of not being able to retrieve assets, and changes to tax law that may affect our return on investments. For example, GE’s effective tax rate is reduced because active business income earned and indefinitely reinvested outside the United States is taxed at less than the U.S. rate. A significant portion of this reduction depends upon a provision of U.S. tax law that defers the imposition of U.S. tax on certain active financial services income until that income is repatriated to the United States as a dividend. This provision is consistent with international tax norms and permits U.S. financial services companies to compete more effectively with foreign banks and other foreign financial institutions in global markets. This provision, currently scheduled to expire at the end of 2008, has been scheduled to expire and has been extended by Congress on four previous occasions, but there can be no assurance that it will continue to be extended. A one-year extension of this provision is included in separate bills recently passed by the U.S. Senate and the House of Representatives. However, the bills differ in several respects, and Congress may adjourn without passing an extension of this provision. In the event Congress does not ultimately extend this provision, the current U.S. tax imposed on active financial services income earned outside the United States would increase, making it more difficult for U.S. financial services companies to compete in global markets. If this provision is not extended, we expect our effective tax rate to increase significantly after 2010.

We and our subsidiaries, our businesses and the industries in which we operate are at times being reviewed or investigated by regulators, which could lead to enforcement actions, fines and penalties or the assertion of private litigation claims and damages. These include investigations by the Department of Justice Antitrust Division and the SEC of the marketing and sales of guaranteed investment contracts, and other financial instruments, to municipalities by certain subsidiaries of GE Capital, as described in our Form 10-Q for the quarter ended June 30, 2008, and an investigation by the SEC of possible violations of the securities laws with respect to certain accounting issues as described in our Form 8-K dated September 5, 2008. We and our subsidiaries are involved in a sizable number of remediation actions to clean up hazardous wastes as required by federal and state laws. These include the dredging of polychlorinated biphenyls from a 40-mile stretch of the upper Hudson River in New York State, as described in our Annual Report on Form 10-K for the year ended December 31, 2007. We and our subsidiaries are also party to various litigations. Recently, shareholders filed two purported class actions in the United States District Court for the District of Connecticut naming us as defendants, as well as our chief executive officer and chief financial officer. The complaints allege that we and our chief executive officer made false and misleading statements that artificially inflated our stock price between March 12, 2008 and April 10, 2008, when we announced that our results for the first quarter of 2008 would not meet our previous guidance and we also lowered our full year guidance for 2008. In addition, shareholders have filed two purported derivative actions in New York State court against our chief executive officer and chief financial officer, the other members of our board and us (as nominal defendant) for alleged breach of fiduciary duty and other claims in connection with these events. These four cases are in their earliest stages and we intend to defend them vigorously.

Risks Relating to Our Common Stock

Our share price will fluctuate.

Stock markets in general and our common stock in particular have experienced significant price and volume volatility over the past year. The market price and volume of our common stock may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, future funding or this offering. In addition to the risk factors discussed above, the price and volume volatility of our common stock may be affected by:

•	operating results, for the third quarter of 2008 (which have not yet been reported) or for other periods, that vary from the expectations of securities analysts and investors;

•

the financial performance of the major industries which we serve, including without limitation, commercial and consumer financial services, air and rail transportation, energy generation, media, real estate and healthcare industries;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, commodity and equity prices and the value of financial assets.

Dividends on our common stock could be reduced or eliminated in the event of material future deterioration in business conditions.

On September 25, 2008, we announced that our board of directors had approved management’s plan to maintain GE’s quarterly dividend of $0.31 per share, totaling $1.24 per share annually, through the end of 2009. However, in the event of material future deterioration in business conditions, our board may determine to reduce or eliminate our common stock dividend.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock will be approximately $            billion, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

We believe this offering and the Berkshire Investment will enable us to accelerate our previously announced plan for enhancing our capital base and liquidity position. The net proceeds will provide us with additional flexibility to strengthen GE Capital or participate in other market opportunities. In the event of further deterioration in the commercial paper and other credit markets, we may apply all or a portion of the net proceeds of this offering and the Berkshire Investment to reduce GE Capital’s commercial paper borrowings. To the extent not used for this purpose, the net proceeds will be used for general corporate purposes.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed on the NYSE (our principal market), as well as the London Stock Exchange and Euronext Paris. Trading, as reported on the NYSE, Composite Transactions Tape, and dividend information follows:

	Price Range		Cash Dividend Per Share
	High	Low
2008
Third Quarter	$30.39	$22.16	$0.31
Second Quarter	38.52	26.15	0.31
First Quarter	37.74	31.65	0.31
2007
Fourth Quarter	42.15	36.07	0.31
Third Quarter	42.07	36.20	0.28
Second Quarter	39.77	34.55	0.28
First Quarter	38.28	33.90	0.28
2006
Fourth Quarter	38.49	34.62	0.28
Third Quarter	35.65	32.06	0.25
Second Quarter	35.24	32.78	0.25
First Quarter	35.63	32.21	0.25

On September 25, 2008, we announced that our Board of Directors had approved management’s plan to maintain our quarterly dividend of $0.31 per share, totaling $1.24 per share annually, through the end of 2009.

The reported last sale price for our common stock on the NYSE on October 1, 2008 was $24.50 per share. As of June 27, 2008, there were 9,948,028,000 shares of common stock outstanding. As of December 31, 2007, our outstanding shares of common stock were held by about 608,000 shareowner accounts of record.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX

CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation or partnership (including any entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state of the United States or the District of Columbia, other than a partnership treated as foreign under U.S. Treasury regulations;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not consider:

•	U.S. federal gift tax consequences, or U.S. state or local or non-U.S. tax consequences;

•

specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, if the non-U.S. holder is a partnership that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for the shareholders, partners, or beneficiaries of a non-U.S. holder;

•

special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, hybrid entities, certain former citizens or former long-term residents of the United States, broker-dealers, and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment.

The following discussion is based on provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations with respect to acquiring, owning and disposing of shares of our common stock.

Dividends

If we pay dividends on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and first reduce the non-U.S. holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.

We will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Under applicable U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate:

•	a non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy certain certification and other requirements;

•

in the case of common stock held by a foreign partnership, the certification requirements will generally be applied to the partners of the partnership and the partnership will be required to provide certain information; and

•

in the case of common stock held by a foreign trust, the certification requirements will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust”, “foreign simple trust” or “foreign grantor trust” as defined in the applicable U.S. Treasury regulations.

A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it.

A non-U.S. holder that is eligible for a reduced rate of withholding of U.S. federal income tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing a timely claim for a refund together with the required information with the Internal Revenue Service (“IRS”).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, attributable to a permanent establishment in the United States) are taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on a foreign corporation that has earnings and profits (attributable to dividends or otherwise) that are effectively connected with the conduct of a trade or business in the United States.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, alternatively, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to a 30% tax on the gain derived from the disposition; or

•

our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, however, such common stock will be treated as United States real property interests only if you owned directly or indirectly more than 5 percent of such regularly traded common stock during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock and we were a USRPHC during such period. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5 percent of our common stock during the period described above or our common stock is not “regularly traded on an established securities market,” then a non-U.S. holder would generally be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock at regular graduated rates.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder is a resident.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 28%), unless the 30% rate of withholding described above applies.

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS and may be reduced by backup withholding unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.

The foregoing discussion of U.S. federal income and estate tax considerations is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of our common stock, including the applicability and effect of any federal, state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
UBS Securities LLC
BNP Paribas Securities Corp.
Daiwa Securities America Inc.
HSBC Securities (USA) Inc.
Lloyds TSB Bank Plc
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA Inc.
Mitsubishi UFJ Securities ( USA), Inc.
Royal Bank of Scotland Plc
Santander Investment Securities Inc.
SG Americas Securities, LLC
Castleoak Securities, L.P.
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

Paid By Us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed with the underwriters, for a period of 90 days from the date of this prospectus supplement, and our directors and senior executive officers, have, subject to certain exceptions, agreed, for a period of 30 days, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of Goldman, Sachs & Co., as representative of the underwriters.

With respect to us, the restrictions contained in the preceding paragraph do not apply to (i) the securities being offered pursuant to this prospectus supplement or the Berkshire Investment, (ii) the grant of stock options, restricted stock or other awards pursuant to our benefit plans in effect as of the date hereof, (iii) the issuance of shares of common stock pursuant to the terms of any director or employee stock option plan, stock ownership plan (including a 401(k) plan), dividend reinvestment plan or any other similar plan in effect as of the date hereof, (iv) the issuance of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding upon completion of the offering of common stock, (v) issuances of shares of common stock in connection with the acquisition of another corporation or entity or the acquisition of the assets or properties of any such corporation or entity, so long as the aggregate amount of such issuances does not exceed $1 billion, and (vi) transactions to repurchase shares of our common stock in the open market.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Our common stock is listed on the New York Stock Exchange under the symbol “GE.”

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, will issue an opinion for us regarding the common stock and certain other legal matters. Michael R. McAlevey, Esq., Vice President, Chief Corporate, Securities and Finance Counsel of GE also will issue an opinion for us regarding certain legal matters. Mr. McAlevey beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE’s common stock. The underwriters will be advised by their counsel, Davis Polk  & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of GE as of December 31, 2007 and December 31, 2006 and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2007 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the consolidated financial statements, dated February 20, 2008, refers to a change in the methods of accounting for uncertainty in income taxes and for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions in 2007, and to a change in the methods of accounting for pension and other post-retirement benefits and for share-based compensation in 2006.

PROSPECTUS

General Electric Company

Debt Securities

Common Stock

Warrants to Purchase Securities

Guarantees

We may offer from time to time:

•	senior or subordinated unsecured debt securities,

•	shares of our common stock, par value $.06 per share,

•	warrants to purchase any of the other securities that may be sold under this prospectus, and

•	senior or subordinated unsecured guarantees.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “GE.”

The mailing address of our principal executive offices is 3135 Easton Turnpike, Fairfield, Connecticut 06828. Our telephone number is 203-373-2211.

These securities have not been approved by the Securities and Exchange Commission or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Prospectus dated December 5, 2005.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

References in this prospectus to GE, we, us and our are to General Electric Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus or the accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•

Annual Report on Form 10-K for the year ended December 31, 2004, as amended by the amendment thereto filed on Form 10-K/A (as so amended, “Annual Report on Form 10-K for the year ended December 31, 2004”);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

•	Current Reports on Form 8-K filed May 6, 2005, June 14, 2005, June 21, 2005, June 23, 2005, August 2, 2005, September 16, 2005, September 20, 2005 and November 25, 2005.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

Attn: Investor Communications

(203) 373-2211

THE COMPANY

GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies and services that have broadened considerably the scope of its activities.

GE’s products include major appliances; lighting products; industrial automation products; medical diagnostic imaging systems; bioscience assays and separation technology products; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; chemicals and equipment for treatment of water and process systems; security equipment and systems; and engineered materials, such as plastics and silicones.

GE’s services include product services; electrical product supply houses; electrical apparatus installation, engineering, and repair and rebuilding services. Through its affiliate, NBC Universal, Inc., GE produces and delivers network television services, operates television stations, produces and distributes motion pictures, operates cable/satellite networks, operates theme parks, and programs activities in multimedia and the Internet. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and specialty insurance and reinsurance.

RATIO OF EARNINGS TO FIXED CHARGES

As mentioned in Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus, our consolidated financial statements represent the adding together of ourselves and all affiliates—companies we directly or indirectly control.

The following table contains our ratio of earnings to fixed charges for the periods indicated.

Nine months ended September 30, 2005	GE and consolidated affiliates Year ended December 31,
	2004	2003	2002	2001	2000
2.49x	2.66x	2.84x	2.77x	2.68x	2.48x

In the above calculations, earnings for all periods consist of earnings before income taxes, minority interest and cumulative effect of changes in accounting principles of GE and its consolidated affiliates. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We may offer and sell, at any time and from time to time:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

•	shares of our common stock, par value $.06 per share;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	senior or subordinated unsecured guarantees; or

•	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered by this prospectus will be issued under one of two separate indentures between us and JPMorgan Chase Bank, N.A., as Trustee. We have filed the forms of indenture as exhibits to the registration statement of which this prospectus is a part. The debt securities will be unsecured obligations of GE and will be either senior or subordinated debt. Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. References to section numbers in this prospectus, unless otherwise indicated, are references to section numbers of the applicable indenture. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer only to GE and not to any of our subsidiaries.

We may issue debt securities at any time and from time to time in one or more series under the indentures. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. Neither indenture limits the amount of debt securities or other unsecured debt which we or our subsidiaries may issue. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supercede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939. You should carefully read the summary below, the applicable prospectus supplement and the provisions of either indenture that may be important to you before investing in our debt securities.

Ranking

The senior debt securities offered by this prospectus will:

•	be general unsecured obligations,

•	rank equally with all other unsecured and unsubordinated indebtedness of GE, and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

The subordinated debt securities offered by this prospectus will:

•	be general unsecured obligations,

•	rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture, to all Senior Debt (as defined herein), and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, GE’s rights and the rights of GE’s creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the indentures, we may discharge our obligations under the indentures with respect to our debt securities as described below under “—Defeasance.”

Terms

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities,

•	whether the debt securities will be senior or subordinated debt,

•	any limit on the total principal amount of the debt securities,

•	the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months,

•

the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the Trustee,

•	any provisions for redemption of the debt securities,

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder,

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,

•	any provisions that would determine payments on the debt securities by reference to an index or a formula,

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in $U.S.,

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

•

if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

•

any variation of the defeasance and covenant defeasance sections of the indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

•

if varying from the description herein, whether we will issue the debt securities in the form of temporary or permanent global securities, the depositories for the global securities, and provisions for exchanging or transferring the global securities,

•	whether the interest rate of the debt securities may be reset,

•	whether the stated maturity of the debt securities may be extended,

•

any deletion or addition to or change in the events of default for the debt securities and any change in the rights of the Trustee or the holders of the debt securities arising from an event of default including, among others, the right to declare the principal amount of the debt securities due and payable,

•	any addition to or change in the covenants in the indenture,

•	any additions or changes to the indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	the appointment of any paying agents for the debt securities, if other than the Trustee,

•	the terms of any right to convert or exchange the debt securities into any other securities or property,

•	any restriction or condition on the transferability of the debt securities,

•	in the case of subordinated debt securities, any subordination provisions and related definitions which may be applicable in addition to, or in lieu of, those contained herein,

•	the exchanges, if any, on which the debt securities may be listed, and

•	any other terms of the debt securities consistent with the indenture. (Section 301)

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. (Section 301). We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than $U.S.

Form, Exchange and Transfer

We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we and the security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the Trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305) At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

If we elect to redeem a series of debt securities, neither we nor the Trustee will be required:

•

to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

•	to register the transfer or exchange of any debt security of that series so selected for redemption, except for any portion not to be redeemed. (Section 305)

Payment and Paying Agents

Under the indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

•	check mailed to the address of the person entitled to the payment as it appears in the security register, or

•

by wire transfer in immediately available funds to the place and account designated in writing at least fifteen days prior to the interest payment date by the person entitled to the payment as specified in the security register.

We will designate the Trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the Trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The Trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

Under the indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, referred to as a “successor person” unless:

•	the successor person expressly assumes our obligations with respect to the debt securities and the indenture,

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and

•	we have delivered to the Trustee the certificates and opinions required under the respective indenture. (Section 801)

As used in the indenture, the term “person” means any individual, corporation, association, company, limited liability company, joint-stock company, partnership, joint venture, unincorporated organization, government or agency thereof, or trust or business trust.

Events of Default

Each indenture defines an event of default with respect to any series of debt securities. Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the indenture for a series of debt securities:

•	our failure to pay principal or premium, if any, on that series when due,

•	our failure to pay any interest on that series for 30 days after the interest becomes due,

•	our failure to deposit any sinking fund payment for 30 days after such payment is due, relating to that series,

•

our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the indenture in respect of that series, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, for 90 days after either the Trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the indenture,

•	specified events involving our bankruptcy, insolvency or reorganization, and

•	any other event of default we may provide for that series,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the Trustee responsible for the administration of the indenture has actual knowledge of the event or until the Trustee receives written notice of the event at its corporate trust office. (Section 501)

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable. In order to declare the principal amount of that series of debt securities due and immediately payable, the Trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the Trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

The right described in the preceding paragraph does not apply if an event of default occurs as described in the sixth bullet point above that applies to all outstanding debt securities. If such an event of default occurs and is continuing, either the Trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding, treated as one class, may declare the principal amount of all of the debt securities then outstanding to be due and payable immediately. In order to declare the principal amount of the debt securities due and immediately payable, the Trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the Trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

However, after any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest,

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,

•	any interest on overdue interest, to the extent legally permitted, and

•	all amounts due to the Trustee under the indenture, and

•

all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

If an event of default occurs and is continuing, the Trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the Trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the indenture,

•	the Trustee may take any other action it deems proper which is not inconsistent with the direction, and

•

the Trustee will generally have the right to decline to follow the direction if an officer of the Trustee determines, in good faith, that the proceeding would involve the Trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only pursue a remedy under the indenture if:

•	the holder gives the Trustee written notice of a continuing event of default for that series,

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the Trustee to institute proceedings with respect to the event of default,

•	the holders offer reasonable indemnity to the Trustee,

•	the Trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the Trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver

When authorized by a board resolution, we may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the debt securities in order to:

•	evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

•	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

•	add events of default for any series of debt securities,

•	add to or change any provision of the indenture to the extent necessary to issue debt securities in bearer form,

•

add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holder of any series of debt securities, the addition, change or elimination will become effective with respect to that series only when no such security of that series remains outstanding,

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to surrender any right or power conferred upon us by the indenture,

•	establish the forms or terms of any series of debt securities,

•	provide for uncertificated securities in addition to certificated securities,

•	evidence and provide for successor Trustees or to add to or change any provisions to the extent necessary to appoint a separate Trustee or Trustees for a specific series of debt securities,

•

correct any ambiguity, defect or inconsistency under the indenture, or to make other provisions with respect to matters or questions arising under the indenture, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

•

supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded,

•

add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act of 1939, provided that the action does not adversely affect the rights or interests of any holder of debt securities,

•	to provide collateral security for the debt securities, or

•

provide for the payment by us of additional amounts in respect of certain taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto.

When authorized by a board resolution, we may enter into one or more supplemental indentures with the Trustee in order to add to, change or eliminate provisions of an indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•

except with respect to the reset of the interest rate or extension of maturity pursuant to the terms of a particular series, changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduces the principal amount of, or any premium or interest on, any debt security,

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on any security,

•

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

•

makes certain modifications to the provisions for modification of the indenture and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such change,

•

makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless such decrease or increase is permitted by the terms of the debt securities, or

•	changes the terms and conditions pursuant to which any series of debt securities is secured in a manner adverse to the holders of such debt securities. (Section 902)

In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the indenture. However, the consent of holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest, or

•	waive any covenants and provisions of an indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under an indenture as of a specified date:

•

the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•

if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•

the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the $U.S. equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders, and those which have been legally defeased under the indenture, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under an indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the Trustee may specify, if it sets the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of GE or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the Trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indenture, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•

we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we legally defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities, and

•	maintain paying agencies and hold moneys for payment in trust.

We may legally defease a series of debt securities notwithstanding any prior exercise of our option of covenant defeasance in respect of such series.

In addition, the subordinated note indenture provides that if we choose to have the legal defeasance provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. (Section 1610) The subordinated note indenture also provides that if we choose to have covenant defeasance apply to any series of debt securities issued pursuant to the subordinated note indenture we need not comply with the provisions relating to subordination. (Section 1610)

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401, 1402, 1403 and 1404)

Satisfaction and Discharge

We may discharge our obligations under the indenture while securities remain outstanding if (1) all outstanding debt securities issued under the indenture have become due and payable, (2) all outstanding debt securities issued under the indenture have or will become due and payable at their stated maturity within one year or (3) all outstanding debt securities issued under the indenture are scheduled for redemption in one year, and in each case, we have deposited with the Trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indenture on the date of their scheduled maturity or the scheduled date of the redemption and paid all other amounts payable under the indenture. The subordinated note indenture provides that if we choose to discharge our obligations with respect to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. (Section 1610)

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

Except as set forth below, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised us as follows:

•	The Depository is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•

The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.

•	Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•

Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

•

Ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the indenture.

Each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any Global Note desires to give or take any action which a holder is entitled to give or take under the indentures, the Depository would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices shall be sent to the Depository. If less than all of the debt securities within an issue are being redeemed, the Depository’s practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”. Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

•

if the Depository is at any time unwilling or unable to continue as depository or if at any time the Depository ceases to be registered or in good standing under the Securities Exchange Act of 1934, or other applicable statute or regulation, and a successor depository is not appointed by us within 90 days after notice thereof, or

•	if, subject to the rules of the Depository, we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Highly Leveraged Transaction

The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving GE that may adversely affect holders of the debt securities.

Subordination

Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all Senior Debt of GE whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of assets of GE to creditors upon any:

•	liquidation;

•	dissolution;

•	winding-up;

•	receivership;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshaling of assets;

•	bankruptcy;

•	insolvency; or

•	debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of GE,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and premium, if any, and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal (including redemption payments), or premium, if any, or interest on the subordinated debt securities.

No payments on account of principal (including redemption payments), or premium, if any, or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to Senior Debt; or

•	there has occurred and is continuing an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

“Debt” means, with respect to any person:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•

every obligation of such person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business in connection with the acquisition of goods or services;

•	every capital lease obligation of such person;

•	every obligation of others secured by a lien on any asset by such person;

•

every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or for which such person is responsible or liable, directly or indirectly, as obligor or otherwise; and

•	every obligation for claims in respect of derivative products.

“Senior Debt” means the principal of, and premium, if any, and interest on Debt of GE, whether created, incurred or assumed on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt provides that such Debt is subordinated to or pari passu with the subordinated debt securities.

The indentures will place no limitation on the amount of additional Senior Debt that may be incurred by GE.

Notices

Holders will receive notices by mail at their addresses as they appear in the security register. (Section 106)

Title

We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law

New York law will govern the indentures and the debt securities. (Section 112)

Regarding the Trustee

GE, our subsidiary General Electric Capital Corporation (“GECC”) and other affiliates of GE maintain various commercial and investment banking relationships with JPMorgan Chase Bank, N.A. and its affiliates in their ordinary course of business.

JPMorgan Chase Bank, N.A. acts as Trustee under (i) an Indenture with GECC dated as of April 1, 1991, (ii) an Indenture with GECC dated as of October 1, 1991, as amended and supplemented, (iii) an Indenture with GECC dated as of June 3, 1994, as amended and supplemented, (iv) an Amended and Restated Indenture with GECC dated as of February 27, 1997, as supplemented, (v) an Amended and Restated Indenture with GECC dated as of February 28, 1997, as supplemented, and (vi) an amended and restated Subordinated Debt Indenture with GECC dated as of July 15, 2005. JPMorgan Chase Bank, N.A. also acts as Trustee under certain other indentures with GECC.

If an event of default occurs under the indenture and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The Trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture only after those holders have offered the Trustee indemnity satisfactory to it.

If the Trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indenture. (Section 613) The Trustee may engage in certain other transactions; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign. (Section 608)

DESCRIPTION OF COMMON STOCK

Set forth below is a description of the GE common stock. The following description of the GE common stock is a summary and is subject to the provisions of our certificate of incorporation, our by-laws and the relevant provisions of the law of New York.

We are currently authorized to issue up to 13,200,000,000 shares of common stock, par value $.06 per share. As of September 30, 2005, we had outstanding approximately 10,566,167,000 shares of our common stock.

Holders of the GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of GE common stock entitles the holder of record to one vote at all meetings of shareowners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.

Dividends may be paid on the GE common stock out of funds legally available for dividends, when and if declared by GE’s board of directors.

The Bank of New York is the transfer agent and registrar for the GE common stock.

We are also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series, but have not issued any of this preferred stock. If preferred stock is issued, GE’s board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities or shares of our common stock, par value $.06 per share. Warrants may be issued independently or together with our debt securities or common stock and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Each warrant agreement will be between GE and a banking institution organized under the laws of the United States or a state thereof. A form of warrant agreement will be filed as an exhibit to the Registration Statement.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities or common stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities or common stock and is not entitled to any payments on any debt securities or common stock issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities or common stock will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants;

•	the debt securities or common stock for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent; and

•	the exchanges, if any, on which such warrants may be listed.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

DESCRIPTION OF GUARANTEES

Any guarantees that we issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GE, the issuer of the applicable underlying security or otherwise.

ERISA MATTERS

GE has subsidiaries that provide services to many employee benefit plans, subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include assets of such plans (collectively, “Plans”). GE and any direct or indirect subsidiary of GE may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” under corresponding provisions of the Internal Revenue Code of 1986 (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). “Prohibited transactions” within the meaning of ERISA and the Code may result if any offered securities are acquired by a Plan as to which GE or any direct or indirect subsidiary of GE is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the offered securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). Accordingly, each purchaser and each transferee using the assets of a Plan subject to ERISA or Section 4975 of the Code to acquire the offered securities will be deemed to have represented that the acquisition and continued holding of the offered securities will be covered by a Department of Labor prohibited transaction class exemption.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the offered securities shall be deemed to have represented that such purchase and holding is not prohibited under applicable Similar Laws or rules. Any employee benefit plan or other entity to which such provisions of ERISA, the Code or any Similar Laws apply proposing to acquire the offered securities should consult with its legal counsel. The sale of the offered securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

NASD Regulations

GE Capital Markets, Inc. is an affiliate of General Electric Company and may participate as an underwriter or agent in the distribution of securities issued pursuant to this prospectus. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (“NASD”) imposes certain requirements when an NASD member such as GE Capital Markets, Inc. distributes an affiliated company’s securities. As a result, we will conduct any offering in which GE Capital Markets, Inc. acts as an underwriter in compliance with the applicable requirements of Rule 2720. The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Ning Chiu, Corporate and Securities Counsel of GE, and Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, will provide opinions regarding the authorization and validity of the securities. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of GE as of December 31, 2004 and December 31, 2003 and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG LLP on the consolidated financial statements refers to a restatement of those consolidated financial statements.

The audit report on the consolidated financial statements, dated February 11, 2005, except as to the restatement discussed in Note 1 to the consolidated financial statements, which is as of May 5, 2005 and as to page 39 and notes 10, 12, 13, 16 and 27, which are as of September 15, 2005, refers to a change in the method of accounting for variable interest entities in 2004 and 2003, a change in the method of accounting for asset retirement obligations in 2003 and changes in accounting for goodwill and other intangible assets and for stock-based compensation in 2002.

The audit report on management’s assessment of internal control over financial reporting (included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2004 (as restated), expresses our opinion that GE did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified a failure to ensure the correct application of Statement of Financial Accounting Standards No. 133 when certain derivative transactions were entered into at General Electric Capital Corporation prior to August 2003 and failure to correct that error subsequently.

             Shares

General Electric Company

Common Stock

PROSPECTUS SUPPLEMENT

Bookrunning Lead Managers

Banc of America Securities LLC
Citi
Deutsche Bank Securities
Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley

Lead Managers

Barclays Capital	Credit Suisse	UBS Investment Bank

October     , 2008